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                                                                  Exhibit 12.3

                                             DELUXE CORPORATION
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                            Nine-Months                       Years Ended December 31,
                                               Ended         -----------------------------------------------------------
                                         September 30, 1996     1995      1994      1993      1992      1991      1990
                                         ------------------  ---------  --------  --------  --------  --------  --------
EARNINGS

Income from Continuing Operations
  before Income Taxes                         $155,547        $169,319  $246,706  $235,913  $324,783  $295,493  $282,506

Interest expense
(excluding capitalized interest)                 7,300          13,099     9,733    10,070    15,371     8,220     1,427

Portion of rent expense under
long-term operating leases
representative of an interest factor            10,604          14,761    13,554    13,259    12,923    11,807    10,849

Amortization of debt expense                        91              84        84        84        84        71         0
                                              --------        --------  --------  --------  --------  --------  --------
TOTAL EARNINGS                                $173,542        $197,262  $270,077  $259,326  $353,161  $315,591  $294,782

FIXED CHARGES

Interest Expense
(including capitalized interest)                $8,616         $14,714   $10,492   $10,555   $15,824    $8,990    $1,860

Portion of rent expense under
long-term operating leases
representative of an interest factor            10,604          14,761    13,554    13,259    12,923    11,807    10,849

Amortization of debt expense                        91              84        84        84        84        71         0
                                              --------        --------  --------  --------  --------  --------  --------
TOTAL FIXED CHARGES                            $19,311         $29,559   $24,130   $23,898   $28,831   $20,868   $12,709

RATIO OF EARNINGS TO FIXED CHARGES:                9.0             6.7      11.2      10.9      12.2      15.1      23.2
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